Exhibit p.13

OAK THISTLE LLC, doing business as “OT Research” and/or “OTR”

CODE OF ETHICS

August 2024

Introduction

We have adopted this Code of Ethics (the “Code”) as evidence of OT Research’s commitment to operate with integrity and consistent with applicable regulations and laws. This Code will be reviewed and, as appropriate, amended from time to time. The purpose of this Code is to identify the ethical and legal framework in which OTR and our employees are required to operate, and to highlight some of the guiding principles and mechanisms for upholding our standard of business conduct. Maintaining a spirit of openness, honesty and integrity are of paramount importance. We believe that our employees should feel comfortable expressing their opinions and should be vigilant about alerting the CCO of anything they believe may be amiss with respect to our business, operations or compliance. Employees will be required to acknowledge receipt of this Code.

OTR is registered with the Securities and Exchange Commission (“SEC”) as an investment adviser. This Code is intended to satisfy our obligations in connection with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”). References in this Code to Rules are references to rules promulgated by the SEC pursuant to the Advisers Act, unless stated otherwise. Because we also serve as a sub-adviser to investment companies, we will also ensure that the terms of our Code comply with the aims and requirements Investment Company Act Rule 17j-1, Personal Investment Activities of Investment Company Personnel.

➢	Delivery of the Code and Written Acknowledgment

We will provide the Code to all new employees at time of hire and annually thereafter. We will also provide updates to our Code when we make a material amendment and provide employees with the updated version. All employees are expected to carefully review this Code of Ethics and are strongly encouraged to ask questions. We will obtain written acknowledgement of the employee’s receipt of the Code whenever we distribute it.

➢	Terms Used in this Code of Ethics

“Employee” means each partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of OTR. “Employee” includes any person involved in making securities recommendations to clients, or who has access to such recommendations, who has access to nonpublic information regarding any clients’ purchase or sale of securities or nonpublic information regarding the portfolio holdings of any reportable fund, or who provides investment advice on behalf of OTR and is subject to the supervision and control of OTR. The term is used for convenience and is not intended to create a legal employment relationship where none exists.

“Reportable Fund” means

•	any Fund for which we serve as an investment adviser as defined in section 2(a)(2) of the Investment Company Act; or

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any Fund whose investment adviser or principal underwriter controls us, is controlled by us, or is under common control with us. For purposes of this section, “control” has the same meaning as it does in section 2(A)(9) of the Investment Company Act.

“Reportable Security” includes stocks, bonds, partnership interests, options, rights, warrants, futures, contracts, convertible securities, other interests in investment funds, or any other securities that are related to securities in which our clients may invest or as to which we may make recommendations. The following are specifically excluded from the definition of “reportable security”:

•	Direct obligations of the Government of the U.S.

•	Bankers’ acceptances, bank CDs, commercial paper and high-quality short-term debit instructions, including repurchase agreement

•	Shares issued by money market funds

•	Shares issued by open-end mutual funds other than Reportable Funds

•	Shares issued by UITs invested exclusively in one or more open-end mutual funds, none of which are Reportable Funds

•	Broad based index products, including exchange-traded funds, with more than 20 underlying references

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Commodities, currencies and cryptocurrencies, limited to Bitcoin, Litecoin, Ether as well as cryptocurrencies available on Coinbase “Beneficial interest” includes not only securities or accounts the employee owns directly, but also owned by others for the employee’s benefit, such as a trust or partnership.

“Beneficial interest” also includes securities held by the employee’s spouse, minor children, and any relative who lives full time in the employee’s home. An employee also has beneficial interest if he or she can invest or re-invest a security held in someone else’s name into the employee’s own name.

Standards of Business Conduct

It is the responsibility of all employees to ensure that we conduct our business with the highest level of ethical standards and in keeping with our fiduciary duties to our clients. Employees have a duty to place the interests of our clients first and to refrain from having outside interests that conflict with the interests of our clients. To this end, employees must maintain the following standards:

➢	comply with all applicable laws, rules and regulations including, but not limited to, federal securities laws;

➢	comply with our compliance policies and procedures, as they are updated from time to time;

➢	deal honestly and fairly with clients;

➢	disclose to the CCO and clients potential and actual conflicts of interest;

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exercise diligence in making investment recommendations or taking investment actions, including but not limited to maintaining objectivity, considering the suitability of an investment for a particular client or portfolio and keeping appropriate records;

➢	obtain written consent from the CCO for all outside business activities; and

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disclose immediately to the CCO any matters that could create a conflict of interest, constitute a violation of any government or regulatory law, rule or regulation or constitute a violation of our policies and procedures.

Fiduciary Duty

Section 206 of the Advisers Act prohibits us from engaging in fraudulent, deceptive or manipulative conduct. We are required to act with more than honesty and good faith alone; we have an affirmative duty of care and duty of loyalty. These are at the crux of our fiduciary obligations and require that we act in the best interests of our clients with loyalty, impartiality and prudence.

➢	Our Fiduciary Obligations

OTR and its employees are subject to the following specific fiduciary obligations when dealing with clients:

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the duty to provide advice that is in the client’s best interests—we must have a reasonable, independent basis for the investment advice we provide to our clients; we must ensure that investment advice is suitable to meet the client’s individual objectives, needs and circumstances;

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the duty to seek best execution – ensuring our clients’ total costs are the most favorable under the circumstances; understanding best execution does not always equal “lowest possible commission cost,” but whether the transaction represents the best qualitive execution[1]; and

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the duty of loyalty to our clients – we must put the interests of our clients ahead of our own; we must disclose all conflicts of interests through full and fair disclosure; we will eliminate or minimize our conflicts of interests when possible given the facts and circumstances of those conflicts.

➢	How We Meet Our Fiduciary Obligations

Disinterested Advice. We will provide advice that is in our client’s best interest and will not place our interests ahead of the client’s.

Best Execution. We seek to maximize value for our clients and minimum costs when considering the full range and quality of a broker-dealer’s services. We will periodically and systematically evaluate the broker-dealers we are directed to use and the costs of transactions2.

Provide Written Disclosures. Our brochure and brochure supplements, Form ADV Part 2A/B, and Part 3, as well as our investment advisory agreements with clients (to the degree we have control over them3), collectively include language detailing all material facts regarding OTR, the advisory services rendered, compensation payable to us and any conflicts of interest. Descriptions are intentionally clear and specific enough so that potential and current clients can understand them. Additionally, we are aware that while full and fair disclosure of all material facts relating to the advisory relationship or of conflicts of interest and a client’s informed consent prevent the presence of those material facts or conflicts themselves from violating our fiduciary duty, such disclosure and consent do not themselves satisfy our affirmative duty to act in the client’s best interest.

Oral Disclosures. Where regulations require specific oral disclosures to be provided to clients, the CCO will review with employees the proper manner in which to make such disclosures, in addition to establishing procedures for monitoring compliance.

Confidentiality. We treat our advisory clients’ information and records with strict confidentiality. Currently, we have no natural person clients. Accordingly, we are not subject to the requirements of Reg SP. Nonetheless, we have made a business decision to keep client data confidential. Further, we may obtain non-public personally-identifiable information (NPI) concerning our own clients’ end-clients. In these cases, we will carefully preserve the confidentiality of any end-client NPI we may obtain in the course of providing sub-advisory services.

[1]

Note that as a sub-adviser, we are required to direct brokerage in accordance with the sub-advisory agreement. Nonetheless, we review execution quality and will notify the adviser if we identify material concerns about a given execution venue.

[2]	See prior note concerning directed brokerage.
[3]	We act as a sub-adviser only; generally, the sub-advisory agreement is provided by the adviser securing our services.

Prohibited Conduct

All employees must avoid any circumstances that might adversely affect, or appear to affect, your duty of complete loyalty to our clients. We must not:

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employ any device, scheme or artifice to defraud, or engage in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon, any client or prospective client or any party to any securities transaction in which we or any of our clients is a participant;

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make any untrue statement of a material fact, or omit to state to any person a material fact, necessary in order to make a statement of OTR, considering the circumstances under which it is made, materially complete and not misleading;

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engage in any act, practice or course of business that is fraudulent, deceptive, or manipulative, particularly with respect to a client or prospective client, including, but not limited to, misrepresentation, nondisclosure of fees, and misappropriation of client funds;

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cause OTR, acting as principal for its own account or for any account in which we or any person associated with us has a beneficial interest, to sell any security to or purchase any security from a client in violation of any applicable law;

➢	engage in any form of harassment;

➢	unlawfully discuss trading practices, pricing, clients, research, strategies, processes or markets with competing firms or their personnel; or

➢	make any unlawful agreement with vendors, existing or potential investment targets or other organizations.

➢	use any confidential information or otherwise take inappropriate advantage of their positions for the purpose of furthering any private interest or as a means of making any personal gain.

Outside Business Activities

Employees are required to obtain prior CCO approval before engaging in any outside business activities. Such activities are not necessarily industry-related or involve compensation. Outside business activities include, but are not limited to, the following:

➢	being employed or compensated by any other person or entity

➢	active in any other business including part-time, evening or weekend employment;

➢	serving as an officer, director, partner, etc., in any other entity, including publicly traded companies;

➢	ownership interest in any non-publicly traded company or other private investments;

➢	any public speaking or writing activities outside of OTR and your approved advisory activities

➢	engaging or participating in any investment or business transaction or venture with a OTR client outside of OTR and your approved advisory activities

➢	serving as a Trustee or executor for a non-family member

Service as a Director

No employee may serve as a director of a publicly-held company without prior approval by the CCO based upon a determination that service as a director would not be adverse to the interests of any client. In the limited instances in which such service is authorized, employees serving as directors will be isolated (by using information barriers) from other employees who are involved in making decisions as to the securities of that company through procedures determined by the CCO to be appropriate in the circumstances.

Activities to be Avoided

The following are potentially compromising situations that must be avoided. Any exceptions must be reported to the CCO and written approval for continuation must be obtained from the CCO:

➢	Participation in civic or professional organizations that might involve divulging confidential information of OTR.

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Investing or holding outside interests or directorships in clients, vendors or customers or competing firms, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action by us.

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Engaging in any financial transaction with any of our vendors, investors or employees, including but not limited to: providing any rebate, directly or indirectly, to any person or entity that has received compensation from us; accepting, directly or indirectly, from any person or entity, other than OTR, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of OTR; beneficially owning any security of, or having, directly or indirectly, any financial interest in, any other organization engaged in securities, financial or related business, except for beneficial ownership of not more than one percent (1%) of the outstanding securities of any business that is publicly owned.

➢	Using or authorizing the use of any inventions, programs, technology or knowledge that is the proprietary information of OTR.

➢	Engaging in any conduct that is not in the best interest of OTR or might appear to be improper.

Privacy of Client Information

Records and financial information, including information relating to client portfolios, pertaining to advisory clients must be treated with strict confidentiality. Neither OTR nor any of its associated persons will disclose such information about a client, except (a) as required by law, (b) on a “need to know basis” to persons providing services to OTR (e.g., broker-dealers, accountants, custodians, administrators and transfer agents), or (c) with the express prior written consent of the client. Written evidence of the consent/denial of consent document will be provided to the CCO and maintained in the client files. As noted above, our adviser clients are not natural persons, nonetheless, we have chosen to maintain and distribute a Privacy Policy to current clients annually and when there are material updates to the policy.

Gifts & Entertainment

Employees and their immediate families may not accept any gift from a client, vendor or person that does business with us that is greater than $250. We allow gifts, other cash and non-cash benefits, and business courtesies when the value, or estimated value, is less than $250. We mean to be broad in our use of the word “gift,” and do not expect employees to find loopholes around that term.

OTR may occasionally give gifts to clients. Such gifts will be pre-approved by the CCO. All requests must include receiver name, gift description, and cost. Gifts under $250 are considered de minimis for client gift giving purposes and do not require pre-approval, although the firm requires all gifts given and received to be tracked for general supervisory purposes.

OTR occasionally entertains clients. The limit is $500 per event, including dinners. The CCO must pre-approve any entertainment that is expected to be more than $500.

Political Contributions (Pay-to-Play)

SEC Rule 206(4)-5 seeks to prevent conflicts around OTR’s pursuit of business opportunities as a result of political contributions made by the firm or its associated persons. We are prohibited from providing advisory services for compensation to a Government Entity for up to two years after a contribution is made to a government official or candidate.

OTR does not currently, nor does it intend to, provide advisory services for compensation to any Government Entity, or conduct other business that might potentially violate Rule 206(4)-5. However, OTR requires all employees to obtain prior approval from the CCO or designee before making any political contributions. We require employees to report all political contributions to allow OTR to be aware of any potential conflicts that may restrict future advisory business.

Personal Account Trading Policy

All employees must comply with the procedures governing personal securities transactions set forth below. The CCO is responsible for maintaining current and accurate records of all personal securities transactions in which employees have a direct or indirect beneficial interest.

➢	Introduction

The following procedures are designed to assist the CCO in avoiding potential conflicts of interests and detecting and preventing abusive sales practices such as “scalping” or “front running.”

This Personal Trading Policy is in addition to and separate from (i) our Policy to Detect and Prevent Insider Trading, and (ii) other laws, rules and regulations applicable to individual transactions by investment advisory personnel, securities industry employees and fiduciaries generally. Every employee is expected to be familiar with this Personal Trading Policy and the procedures contained herein. These matters may be reviewed with the CCO at any time.

➢	Employee Brokerage Accounts

As a sub-advisor, OTR does not maintain a primary custodian. Accordingly, after receiving approval, employees may open investment accounts through any vendor they select. OTR must receive duplicate statements at least quarterly for supervisory and recordkeeping purposes. All investment accounts where the employee has a direct or indirect beneficial interest must be disclosed to Compliance. For the avoidance of doubt, accounts managed independently by a third party or accounts where no reportable securities are permitted to be traded (i.e., 529 accounts or 401k retirement accounts) are not subject to preclearance restrictions. In each case, the CCO will seek documentation from the employee to confirm the account limitations exist.

➢	Pre-Approval Required for Certain Securities Transactions

All employees must preclear all personal trades, except for trades of securities excluded from the definition of Reportable Securities listed above. Preapproval may take up to 24 hours from Compliance. Additionally, pre-approval is required for any private securities transactions, limited offerings, or any investment in any IPO or ICO.

As with ongoing quarterly and annual reports of other personal securities transactions, this pre-approval requirement for certain investments applies when you have a beneficial interest in the security. Any employee request to trade a security listed on the OTR Restricted List will typically be declined.

Unless otherwise specified, approvals will be effective for (3) trading days from when the approval is communicated by the CCO. Employees are not required to execute the trade that received preclearance approval. However, if the trade is not made during the 3 days, the approval is void and a new request must be submitted.

➢	Holding Requirements and Use of Firm Resources

OTR allows employees to trade pre-approved Reportable Securities however any approved trades are subject to a 30-day minimum holding period unless there is a 10% decrease in value from the purchase price or otherwise granted permission from Compliance.

Employees may not use OTR assets, resources or relationships to research or generate trading ideas for their own personal accounts. This includes but is not limited to, using the Firm’s systems or facilities, attending meetings or receiving research provided by a Firm vendor, or discussing personal trading ideas with Firm employee or vendor.

➢	Initial Reports

Within 10 days of initial hire, new hires must provide to the CCO a listing of all reportable securities holdings, whether privately or publicly held, in which the employee has a beneficial interest. New hires should include a holdings statement or similar document indicating any beneficial ownership of cryptocurrencies.

➢	Quarterly Reports

Within 30 days of the end of each calendar quarter each employee will submit a report to the CCO of all reportable securities transactions done in the most recent calendar quarter. If not held with the firm’s own designated custodian, OTR will request duplicate statements directly, or the employee will provide the CCO with each quarterly report (see below).

➢	Annual Report

Within 45 days following the completion of each calendar year, each employee is required to provide to the CCO a listing of all reportable securities holdings, whether privately or publicly held, in which the employee has a beneficial interest. For the avoidance of doubt, each employee should include a holdings statement including any cryptocurrencies as part of their annual disclosure.

➢	Access Persons

Because of OTR’s size, we generally require all employees (even if not officially designated as “access persons”) to provide initial and annual holdings reports and quarterly reports, but we note that there could be exceptions to this practice. We maintain a list of designated access persons as defined by SEC rules. We further consider our employees to be “Advisory Persons of a Fund’s investment adviser,” as defined in 270.17j-1 of the Investment Company Act, with respect to any Reportable Fund. Any employees excluded from this definition will be explicitly identified in a list maintained by the CCO.

➢	Supervision and Recordkeeping Requirements

We obtain initial, quarterly, and annual reports from employees on a form created by the CCO.

The CCO will review reports and the reported holdings and/or transactions to ensure there are no conflicts with client trading and no violations of the firm’s Code of Ethics. The reports and evidence of review will be retained by the firm in accordance with SEC rule 204-2. The primary purpose of our Personal Trading Policy is to prevent conflicts of interest between our employees’ personal trading and that our clients. Violations will be promptly resolved, if appropriate and feasible, documented, and discussed with the employee. Repeat violations, or violations deemed egregious in nature, may result in disciplinary action.

➢	Review of CCO’s own Reports

Review of the CCO’s own reports under this Code will be completed by the CEO.

Reporting of Violations and Whistleblower Policy

Employees are required to promptly report any violations of this Code of Ethics to our CCO. Reports may be made on a confidential or non-confidential basis. Reports may be made verbally or in writing. We have a non-retaliation policy that applies to employees who report such matters in good faith and have adopted a Whistleblower Policy, retained as a separate document for your review.

Training

Formal ethics training for employees will occur on an annual basis. This training will be documented and maintained with OTR’s general books and records. Training will include at a minimum a review of this Code of Ethics, a discussion regarding potential and actual conflicts of interests applicable to our business and operations, and a discussion of any changes in the applicable laws relating to our business and operations.

Review and Enforcement

The CCO is responsible for ensuring adequate supervision of the activities of all persons who act on our behalf in order to prevent and detect violations of the Code. Specific duties include, but are not limited to:

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adopting, implementing and enforcing our compliance and supervisory procedures and controls, including those set forth in the firm’s Policy and Procedures Manual and any separately referenced policies or procedures to ensure compliance with applicable laws;

➢	training all employees regarding our compliance policies and procedures;

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establishing an annual review of our operations and our compliance policies and procedures to ensure that we have a system designed to provide reasonable assurance that our compliance policies and procedures are effective and are being followed; and

➢	reviewing employee personal securities transactions and reports; and

➢	to ensure that we have adequate resources and technology allocated to manage the compliance program.

Upon discovering that any person has failed to comply with the requirements of the firm’s Policy and Procedures Manual, including this Code of Ethics, we may impose on that person whatever sanctions we consider appropriate under the circumstances, including censure, suspension, limitations on permitted activities, or termination of employment.

Policies and Procedures Not Exclusive

This Code of Ethics, as well as other policies, procedures, standards and restrictions do not and cannot address each potential conflict of interest. Ethical behavior and faithful discharge of our fiduciary duties require adherence to the spirit of this Code and awareness that activities other than personal securities transactions could involve conflicts of interest. If there is any doubt about the application, or potential application, of this Code, or any of our compliance policies and procedures to a specific situation or occurrence, the CCO should be consulted.